EXHIBIT 10.22

NON-EMPLOYEE DIRECTORS COMPENSATION TERM SHEET

Non-employee directors of Websense, Inc. receive the following fees for each meeting of the Board of Directors or a committee of the Board of Directors attended by each director:

Meeting	In Person Attendance	Telephonic Meeting

Board of Directors	$3,000	$1,000
Audit Committee (non-chairman)	1,500	1,000
Audit Committee Chairman	3,500	2,000
Compensation Committee (non-chairman)	1,000	500
Compensation Committee Chairman	2,000	1,000
Nominating and Governance Committee Chairman	1,000	500
Special project ad hoc committees	500	—

Meeting fees are paid quarterly in arrears.  Websense does not pay directors an annual retainer.  Websense reimburses non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees.

Under the Automatic Option Grant Program in effect under our 2000 Stock Incentive Plan, each individual who first joins the Board of Directors as a non-employee director anytime after March 28, 2000 will receive, on the date of such initial election or appointment, an automatic option grant to purchase 50,000 shares of our common stock, provided that such person has not previously been one of our employees.  In addition, on the date of each Annual Stockholders meeting held after March 28, 2000, each individual who continues to serve as a non-employee director will automatically be granted an option to purchase 2,500 shares of our common stock, provided such individual has served as a non-employee director for at least six months prior to such meeting.

Websense reserves the right to change these terms and/or this Term Sheet from time to time as it feels necessary to accomplish its goals.